Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: John Sorensen

(914) 595-8204

VISANT CORPORATION ANNOUNCES 2007 SECOND QUARTER RESULTS
FROM CONTINUING OPERATIONS

ARMONK, NY, August 13, 2007 — VISANT CORPORATION today announced its results from continuing operations for the second quarter ended June 30, 2007, including consolidated net sales of $501.5 million for the quarter, an increase of 7% over second quarter 2006 consolidated net sales from continuing operations of $469.5 million.  In addition, the company reported consolidated net income from continuing operations for the second quarter of 2007 of $78.8 million, compared to consolidated net income from continuing operations of $68.5 million for the same period of 2006.  Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) from continuing operations of $175.6 million for the second quarter of 2007, an increase of 11% compared to EBITDA of $157.8 million from continuing operations for the second quarter of 2006.

Visant’s reported results above do not include the operations of Von Hoffmann Holdings Inc. and its subsidiaries Von Hoffmann Corporation and Anthology, Inc., which were sold during the second quarter.  These operations were held as discontinued operations as of year-end 2006 and have been reflected as such for all periods presented.  These businesses have been reclassified on the consolidated statement of operations to a single caption titled “Income from discontinued operations, net”.  Previously, the results of these businesses included certain allocated corporate costs, which have been reallocated to the remaining continuing operations.

For the first six months of 2007, consolidated net sales from continuing operations were $757.3 million, versus $697.5 million for the corresponding 2006 period, an increase of approximately 9%.  Consolidated net income from continuing operations increased by 16% during the first six months of 2007 to $77.7 million from $67.0 million for the comparable period for 2006.  Consolidated EBITDA from continuing operations for the first six months of 2007 totaled $220.3 million, an increase of 10%, versus $200.7 million for the first six months of 2006.

Visant’s consolidated Adjusted EBITDA from continuing operations (defined in the accompanying summary of financial data) was $177.3 million for the second quarter of 2007 compared to Adjusted EBITDA from continuing operations of $159.4 million for the second quarter of 2006.  Consolidated Adjusted EBITDA from continuing operations totaled $223.3 million for the first six months of 2007, an increase of 8%, compared to Consolidated Adjusted EBITDA from continuing operations of $205.9 million for the same period of 2006.

Commenting on the second quarter performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “We are very pleased with our strong second quarter performance.  Our Yearbook business completed another outstanding school year, and our Marketing and Publishing services business also delivered a solid quarter driven by the results of our sampling and book component businesses.  As noted below, to further strengthen our service offering to our Publishing Services customers we completed, in June, the acquisition of Visual Systems, Inc.”

On June 14, 2007, the Company acquired Visual Systems, Inc. (“VSI”) in a stock purchase transaction for approximately $25.1 million in cash, subject to certain working capital adjustments.  Its results have been included in the Marketing and Publishing Services segment.

Net sales of the Scholastic segment increased $6.2 million, or 5%, to $136.1 million for the second quarter of 2007 from $129.9 million for the second quarter of 2006.  The increase was primarily attributable to the acquisition of Neff Motivation, Inc. (“Neff”) during the first quarter of 2007 and the impact of price increases for certain Scholastic products, partially offset by lower jewelry volume.

Yearbook net sales increased $10.2 million, or 4%, to $264.5 million for the second quarter ended June 30, 2007 compared to $254.3 million for the second quarter of 2006.  The increase was due mainly to account growth and increased price driven by new product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $15.7 million, or 18%, to $101.0 million for the second quarter of 2007 from $85.3 million for the second quarter of 2006.  This increase was primarily attributable to higher volume in both our sampling and direct marketing businesses, including sales generated by the businesses acquired in 2006.  We also had increased volumes in our educational book component business.

Adjusted EBITDA of the Scholastic segment increased $2.2 million, or 8%, to $31.2 million for the second quarter of 2007 from $29.0 million for the second quarter of 2006.  The increase was primarily due to the acquisition of Neff and increased pricing.  These increases were partially offset by lower unit volume and higher production and shipping costs associated with graduation products.

Adjusted EBITDA for the Yearbook segment was $122.8 million for the second quarter of 2007 compared to $110.5 million for the same period in 2006, an increase of 11%.  The increase in Adjusted EBITDA for the Yearbook segment compared to the same prior year period was related to higher sales and the impact of production improvements, partially offset by the continuation of the planned investments that began in the fourth quarter of 2006 related to growth initiatives.

Adjusted EBITDA of the continuing operations of the Marketing and Publishing Services segment increased $3.4 million, or 17%, to $23.2 million during the second quarter of 2007 from $19.9 million in the second quarter of 2006.  This increase was primarily attributable to higher volume in both the direct marketing and sampling businesses, including sales generated by the businesses acquired in 2006.

For the six months ended June 30, 2007, net sales for the Scholastic segment were $276.4 million, an increase of 5%, compared to $264.2 million in the prior year comparative period.  This increase was primarily attributable to the acquisition of Neff during the first quarter of 2007 and the impact of price increases, partially offset by lower jewelry volume.

Yearbook net sales were $272.4 million for the six month period ended June 30, 2007, an increase of 4%, compared to $262.6 million in the same prior year period.  The increase was due mainly to account growth and increased price driven by new product and service offerings.

Net sales of the continuing operations of the Marketing and Publishing Services segment increased $38.4 million, or 22%, to $209.0 million during the six months ended June 30, 2007 from $170.7 million for the comparable period in 2006.  This increase was primarily attributable to higher sales volumes in the direct marketing and sampling businesses, including sales generated by the businesses acquired in 2006.

For the six months ended June 30, 2007, the Scholastic segment reported Adjusted EBITDA of $61.6 million, an increase of $2.7 million, compared to $58.9 million for the prior year comparative period.  This increase was due primarily to the acquisition of Neff and pricing increases, offset by the impact of lower unit volume and increased production and shipping costs.

Yearbook reported Adjusted EBITDA of $114.2 million for the first six months of 2007, an increase of $8.0 million, compared to $106.2 million for the same prior year period.  The increase was primarily due to higher sales and the impact of continued production improvements offset by planned investments that begun in the fourth quarter of 2006 related to growth initiatives.

The continuing operations of the Marketing and Publishing Services segment reported Adjusted EBITDA of $47.5 million for the six months ended June 30, 2007, an increase of $6.8 million, compared to $40.8 million during the first six months of 2006.  This increase was mainly the result of higher volume, including sales generated by the businesses acquired in 2006.

During the second quarter of 2007, Visant made an optional pre-payment in the aggregate amount of $400.0 million of its Term Loan C facility.  As of June 30, 2007, Visant Corporation’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and senior subordinated notes, was $816.5 million, with no borrowings outstanding under its domestic and Canadian revolving lines of credit. Visant’s cash position at June 30, 2007 totaled $36.0 million.  Visant’s parent, Visant Holding Corp., also had outstanding senior discount notes with an accreted value of $214.6 million, senior notes of $350.0 million and cash of $0.8 million as of June 30, 2007.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Yearbook and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational markets.

The Company has three reportable segments:

Scholastic - provides services related to the marketing, sale and production of class rings and an array of graduation products and other scholastic products to students and administrators primarily in high schools, colleges and other post-secondary institutions. Results of Neff, which Visant acquired on March 16, 2007, are included in the Scholastic segment from such date.

Yearbook - provides services related to the publication, marketing, sale and production of school yearbooks.

Marketing and Publishing Services - produces multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care markets, and produces innovative products and services to the direct marketing sector.  The group also produces cover components for overhead transparencies for educational publishers.  Results of VSI, which Visant acquired on June 14, 2007, are included in the Marketing and Publishing services segment from such date.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information.  Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results, to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements.  These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them.  Such risks and uncertainties include, but are not limited to, the following:  our substantial indebtedness; our inability to implement our business strategy and achieve anticipated cost savings in a timely and effective manner; competition from other companies; the seasonality of our businesses; the loss of significant customers or customer relationships; fluctuations in raw material prices; our reliance on a limited number of suppliers; our reliance on numerous complex information systems; the reliance of our businesses on limited production facilities; the amount of capital expenditures required at our businesses; labor disturbances; environmental regulations; foreign currency fluctuations and foreign exchange rates; the outcome of litigation; our dependency on the sale of school textbooks; control by our stockholders; Jostens’ reliance on independent sales representatives; the failure of our sampling systems to comply with U.S. postal regulations; levels of customers’ advertising spending; and the textbook adoption cycle and levels of government funding for education spending.  These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements.  We caution that the foregoing list of important factors is not exclusive.  Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements.  The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends and the covenants in its debt agreements are tied to these measures.  The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,	July 1,	June 30,	July 1,
In thousands	2007	2006	2007	2006
Net sales	$501,466	$469,492	$757,316	$697,478
Cost of products sold	217,776	211,792	345,846	322,580
Gross profit	283,690	257,700	411,470	374,898
Selling and administrative expenses	129,204	121,526	232,761	213,392
Loss (gain) on disposal of fixed assets	229	(828)	620	(853)
Special charges (1)	(41)	(150)	(41)	2,594
Operating income	154,298	137,152	178,130	159,765
Interest expense, net	29,333	24,750	54,568	50,920
Income before income taxes	124,965	112,402	123,562	108,845
Provision for income taxes	46,160	43,898	45,866	41,828
Income from continuing operations	78,805	68,504	77,696	67,017
Income from discontinued operations, net	102,529	2,220	110,902	5,462
Net income	$181,334	$70,724	$188,598	$72,479

Adjusted EBITDA (2)	$177,268	$159,426	$223,311	$205,869

Adjusted EBITDA Reconciliation:

In thousands
Net income	$181,334	$70,724	$188,598	$72,479
Interest expense, net	29,333	24,750	54,568	50,920
Provision for income taxes	46,160	43,898	45,866	41,828
Depreciation and amortization expense	21,312	20,613	42,172	40,953
Discontinued operations, net	(102,529)	(2,220)	(110,902)	(5,462)
EBITDA	175,610	157,765	220,302	200,718

Special charges (1)	(41)	(150)	(41)	2,594
Loss (gain) on disposal of fixed assets	229	(828)	620	(853)
Other (3)	1,470	2,639	2,430	3,410
Adjusted EBITDA (2)	$177,268	$159,426	$223,311	$205,869

(1)

Special charges for the second quarter and six months ended June 30, 2007 represent a reversal of less than $0.1 million for severance and related benefit costs associated with headcount reductions in the Scholastic and Yearbook segments. Special charges for the second quarter of 2006 represent a net reversal of $0.2 million for amounts related to the 2004 closure of its Jostens Red Wing facility. Special charges for the six-month period of 2006 included $2.3 million relating to an impairment loss to reduce the value of the former Jostens corporate office buildings, which were later sold, and approximately $0.3 million of special charges for severance and related benefit costs associated with headcount reductions.

(2)

Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, and income from discontinued operations, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability, and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)

Other charges for the quarter ended June 30, 2007 include $0.8 million of management fees, $0.3 million for facility moving costs, and $0.2 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions that may be made by certain affiliates of Visant. In the second quarter of 2006, other charges include $0.8 million of management fees and $1.5 million of consulting fees. For the six-month period ended June 30, 2007, other charges primarily consist of $1.6 million of management fees, $0.3 million of facility moving costs, and $0.2 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions that may be made by certain affiliates of Visant. For the six-month period ended July 1, 2006, other charges primarily consist of $1.5 million of management fees and $1.5 million of consulting fees.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
	June 30,	July 1,
In thousands	2007	2006	$ Change	% Change
Net sales
Scholastic	$136,096	$129,854	$6,242	4.8%
Yearbook	264,524	254,339	10,185	4.0%
Marketing and Publishing Services	100,962	85,299	15,663	18.4%
Inter-segment eliminations	(116)	—	(116)	NM
	$501,466	$469,492	$31,974	6.8%
Adjusted EBITDA
Scholastic	$31,203	$29,011	$2,192	7.6%
Yearbook	122,844	110,549	12,295	11.1%
Marketing and Publishing Services	23,221	19,866	3,355	16.9%
	$177,268	$159,426	$17,842	11.2%

NM = not meaningful

	Six months ended
	June 30,	July 1,
In thousands	2007	2006	$ Change	% Change
Net sales
Scholastic	$276,401	$264,237	$12,164	4.6%
Yearbook	272,375	262,634	9,741	3.7%
Marketing and Publishing Services	209,013	170,659	38,354	22.5%
Inter-segment eliminations	(473)	(52)	(421)	NM
	$757,316	$697,478	$59,838	8.6%
Adjusted EBITDA
Scholastic	$61,554	$58,873	$2,681	4.6%
Yearbook	114,225	106,221	8,004	7.5%
Marketing and Publishing Services	47,532	40,775	6,757	16.6%
	$223,311	$205,869	$17,442	8.5%

NM = not meaningful